PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Charles G. Urtin,
President / CEO
Telephone:  724-863-3100
www.myirwinbank.com
-------------------

                                IBT Bancorp, Inc.
     Announces Operating Results for the First Quarter Ended March 31, 2003

Irwin, Pennsylvania, April 25, 2003: IBT Bancorp, Inc., (the "Company"), the holding company of Irwin Bank & Trust Company, today announced its results of operations for the three months ended March 31, 2003. The Company's net income for the three months ended March 31, 2003 increased $198,000 to $2,629,000, or $ ..88 per diluted earnings per share, from $2,431,000, or $ .81 per diluted earnings per share, for the comparable 2002 quarter.

President and CEO Charles G. Urtin stated, "We have been able to manage our balance sheet to produce an increase in net income over the prior year's first quarter despite continued pressure on the net interest margin resulting from the current historically low interest rates earned on the Company's assets. Increases in loan volume, however, have contributed to the improved results."

Total assets of the Company increased $15,529,000 to $599,564,000 at March 31, 2003 as compared to $584,035,000 at December 31, 2002. Total loans reached $372,466,000 at March 31, 2003 from $359,872,000 at December 31, 2002, an increase of $12,594,000 or 3.5%. Investments increased to $188,054,000 at March 31, 2003 as compared to $186,718,000 at December 31, 2002. Total deposits were $468,132,000 at March 31, 2003 as compared to total deposits of $468,257,000 at December 31, 2002. The decrease in total deposits of $125,000 was primarily the result of expected reductions in deposits of local municipalities. The Company also took advantage of low-rate advances from the Federal Home Loan Bank of Pittsburgh. Outstanding advances at March 31, 2003 were $53,875,000 compared to $40,000,000 at December 31, 2002.

Irwin Bank & Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, five branch offices, a loan center, and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on AMEX under the symbol "IRW". For more information please visit www.myirwinbank.com.
                                         -------------------

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

                                                                    March 31,        December 31,
                                                                -------------------------------------
                                                                       2003              2002
                                                                -------------------------------------
Total Assets                                                     $       599,564    $      584,035
Securities available for sale                                    $       188,054    $      186,718
Total loans, net                                                 $       372,466    $      359,872
Total liabilities                                                $       542,177    $      527,884
Interest bearing deposits                                        $       389,666    $      393,918
Non-interest bearing deposits                                    $        78,466    $       74,339
FHLB advances                                                    $        53,875    $       40,000
Shareholders' equity                                             $        57,388    $       56,151


                                                                         Three Months Ended
                                                                             March 31,
                                                                -------------------------------------
                                                                       2003              2002
                                                                -------------------------------------
Interest Income                                                            8,493              8,208
Interest Expense                                                           2,974              3,207
                                                                -------------------------------------
     Net interest income                                                   5,519              5,001
Provision for loan losses                                                    150                250
                                                                -------------------------------------
Net interest income after
     provision for loan losses                                             5,369              4,751
Non-interest income                                                        1,440              1,335
Non-interest expense                                                       3,246              2,850
                                                                -------------------------------------
Income before income taxes                                                 3,563              3,236
Income tax expense                                                           934                805
                                                                -------------------------------------
Net income                                                       $         2,629    $         2,431
                                                                =====================================

Per Share Data:
Basic earnings per share                                         $          0.88    $          0.81
Diluted earnings per share                                       $          0.88    $          0.81
Dividends per share                                              $          0.35    $          0.30

Selected Ratios (annualized):
Return on Average Assets                                                    1.77%              1.83%
Return on Average Equity                                                   18.56%             19.27%
Net Interest Spread                                                         3.43%              3.39%
Net Interest Margin                                                         3.91%              3.98%


                                                                    March 31,        December 31,
                                                                -------------------------------------
Additional Per Share Data:                                             2003              2002
                                                                -------------------------------------
Shares Outstanding                                                     2,977,655         2,977,655
Book Value per Share                                             $         19.27   $         18.86

